Exhibit 10.27

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made this 17th day of June, 2003, between Todhunter International, Inc., a Delaware corporation (“Employer”), and Ousik Yu (“Executive”).

The parties hereto, in consideration of the mutual covenants contained herein, agree upon the following terms of employment of Executive by Employer:

1.             Employment and Term.  Subject to the terms and conditions herein, Employer hereby employs Executive and Executive hereby accepts employment for a term commencing on the date hereof and ending at the close of business on December 31, 2007 (the “Employment Period”), unless sooner terminated as hereinafter provided.  The Employment Period shall continue automatically for additional periods of one (1) year each under the same terms and conditions unless either party shall have given written notice of termination at least ninety (90) days before the end of the then current term.  All references herein to the Employment Period shall refer to both the initial Employment Period and any such successive Employment Periods.

2.             Duties.  Executive shall serve as Senior Vice President – Beverage Division of the Employer.  Executive shall perform the duties generally of a Senior Vice President – Beverage Division for Employer and shall have such specific responsibilities, duties and authorities as shall from time to time be assigned by the Chief Executive Officer or the Board of Directors of Employer (“Board of Directors”).   Executive shall devote substantially all of his working time and efforts to the business and affairs of Employer and its subsidiaries.  Executive shall not be required to relocate his office or residence outside of Polk or Orange County, Florida.

3.             Compensation.

A.            Salary.  For all duties to be performed by Executive in any capacity hereunder, Executive shall be paid an annual salary at a rate determined by the Board of Directors of not less than $241,980 per year (the “Base Salary”) payable monthly or in such more frequent installments as Employer customarily pays its other executives.  The Board of Directors may authorize upward compensation adjustments by way of salary, bonus or otherwise, as it deems appropriate during the Employment Period or any extension hereof.  The Base Salary, as amended and determined herein from time to time, shall constitute “Base Salary” for purposes of this Agreement.

B.            Bonus.  In addition to the Base Salary, Employer shall pay Executive within sixty (60) days after the end of each fiscal year (including any partial fiscal year) of Employer which occurs during the Employment Period a cash bonus (the “Base Bonus”) in an amount determined by the Board of Directors but in no event less than $38,115 per year (prorated for any partial fiscal year).  The amount of the bonus may exceed such amount to the extent earned in accordance with performance targets, measurements and such other criteria as shall be established for such fiscal year by the Board of Directors.  The Base Bonus, as amended and determined herein from time to time, shall constitute “Base Bonus” for purposes of this Agreement.  If this Agreement is terminated prior to the end of a fiscal year for any reason, except as set forth in 4(C) or 4(E)(4), the amount of bonus shall be prorated for the number of days elapsed in such fiscal year prior to the date of termination.

C.            Vacation.  Executive shall be entitled each year to a reasonable period of paid vacation.

D.            Fringe Benefits.  Executive shall be entitled to participate in or receive benefits under any employee benefit plan, program or arrangement made available by Employer or its subsidiaries in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  If and to the extent that any benefit is not or cannot be paid or provided under any plan, program, or arrangement of Employer, then Employer will itself pay or provide for the payment to Executive and Executive’s dependents and beneficiaries, of such benefits along with, in the case of any benefit described in this Section 3(D) which is subject to tax because it is not or cannot be paid or provided under any such plan, program or arrangement of Employer, an additional amount such that after payment by Executive and Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes.  Notwithstanding the foregoing, and subject to Section 4(G) and 5(B) hereof, for purposes of determining the period of continuation coverage to which Executive or any of Executive’s dependents is entitled to pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, under Employer’s medical, dental, and other group health plans, or successor plans, Executive’s “qualifying event” shall be his Date of Termination and Executive shall be considered to have remained actively employed on a full-time basis through that date.

E.             Expenses.  It is understood that Executive will from time to time incur reasonable expenses in conjunction with his employment.  Employer will promptly reimburse him for any such expenses of which he shall present a signed itemized written account setting forth the amount and nature of each such expenditure, and in addition, with respect to travel or entertainment, the business purpose, the nature of discussions and other person or persons involved and such other information as Employer may reasonably require; provided that such expenses are incurred and accounted for in accordance with such other policies and procedures then established by Employer.

F.             D&O Coverage.  If immediately prior to Executive’s Date of Termination Executive was covered as an insured under Employer’s D&O Insurance, Employer will be obligated to continue Executive’s coverage under Employer’s D&O Insurance or provide Executive with similar coverage, in either case, on substantially the same terms and conditions until the third anniversary of the date of Executive’s Date of Termination.

4.             Termination.  Unless otherwise agreed to in writing by Employer and Executive, Executive’s employment hereunder may be terminated under the following circumstances, in addition to terminations pursuant to Section 5 hereof:

A.            Death.  Executive’s death.

B.            Disability.  If, as a result of Executive’s incapacity due to physical or mental illness (such incapacity being determined by the Board of Directors in its sole reasonable discretion), Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months, Employer may terminate Executive’s employment hereunder.

C.            Cause.

i.              Employer may terminate Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean that (a) Executive is convicted of a felony which, in the sole determination of the Board of Directors, would have a material adverse effect on Executive’s ability to perform his duties hereunder or on the business or reputation of Employer; (b) Executive has exhibited gross misconduct resulting in material harm to Employer, its business or reputation; (c) Executive has willfully misappropriated Employer assets or has otherwise willfully defrauded Employer, including without limitation by fraud, theft, embezzlement, or breach of a fiduciary duty involving personal profit; (d) Executive has intentionally failed to perform his duties hereunder; or (e) Executive has breached any provision of this Agreement.  For the purposes of this Section 4(C)(i), no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of Employer.

ii.             Notwithstanding the foregoing, any termination of Executive shall not be considered a termination for Cause pursuant to this Section 4, and shall be considered a termination Without Cause pursuant to Section 4(D) hereof, if such termination is effected without:  (a) reasonable notice to Executive setting forth the reasons for Employer’s intention to terminate for Cause; (b) an opportunity for Executive, together with his counsel, to be heard before the Board of Directors; and (c) delivery to Executive of a Notice of Termination as provided for in Section 4(I) hereof from the Board of Directors finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth above in the preceding sentence, and specifying the particulars thereof in detail.

D.            Without Cause.  Any termination of Executive by Employer (including any action which is deemed a termination of Executive pursuant to Section 4(F) hereof), other than a termination pursuant to Sections 1 and 4(A)-4(C) hereof, shall be deemed a termination Without Cause.

E.             Termination by Executive.  Executive may terminate this Agreement (1) due to Executive’s retirement; provided that Executive provides Employer with thirty (30) days written notice, pursuant to Section 4(I), prior to the effective date of such retirement, as shall be stated in such notice; (2) for reasons set forth in Section 4(F)(iii), (iv) and (v), provided, however, that Executive provides Employer with ten (10) days written notice pursuant to Section 4(I); (3) as provided in Section 1; and (4) for any other reason other than Executive’s retirement, provided that Executive provides Employer with thirty (30) days written notice prior to the effective date of such termination, as shall be stated in such notice.

F.             Other Events of Termination.  The following circumstances shall specifically be deemed a termination Without Cause of Executive’s employment by Employer:

i.              a vote by the Board of Directors to terminate Executive Without Cause, as defined in Section 4(D) hereof;

ii.             any termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(I) hereof;

iii.            a breach by Employer of this Agreement, and a subsequent election by Executive to terminate this Agreement pursuant to Section 4(E) above;

iv.            the performance of any other act by Employer which is designed to prevent and does prevent Executive from properly performing the authorities, duties and responsibilities of his employment hereunder; or

v.             Executive voluntarily terminates his employment for “Good Reason.”  Good Reason shall mean (a) any material diminution by Executive’s supervisor or the Board of Directors, as the case may be, of Executive’s position, duties, or responsibilities; (b) any reduction in Executive’s salary or Executive’s benefits described in Section 3(D), other than a reduction affecting all executive officers; or (c) the relocation of Employer’s production facility outside of Polk County, Florida.

G.            Payments if Without Cause or for Good Reason.  If Executive’s employment is terminated for any reason pursuant to Section 4(D) or 4(E)(2) hereof, Employer shall continue to pay Executive his then Base Salary and then Base Bonus in accordance with and at such times specified in Sections 3(A) and 3(B) and provide the benefits pursuant to Section 3(D) for the greater of: (1) one (1) year from the Date of Termination, or (2) the balance of the Employment Period (the then Base Bonus to be prorated for any partial fiscal year).  In addition, the vesting schedules, if any, under all stock options held by Executive shall continue to run to the maximum extent permitted by applicable law.

H.            Payments Under Other Terminations.  If Executive’s employment is terminated pursuant to Sections 1, 4(A), 4(B), 4(C), 4(E)(1) or 4(E)(4) hereof, on and after the Date of Termination Employer shall no longer be obligated to pay Executive any amounts payable hereunder for such period, whether in the form of Base Salary, Base Bonus or otherwise, and Executive shall have no right to compensation or other benefits hereunder for any such period.  Notwithstanding the foregoing, Employer shall be obligated to pay to Executive all amounts payable hereunder and otherwise, through and including the Date of Termination, whether such amounts were payable prior to the date of termination or thereafter, and Executive shall be entitled to receive any extension of benefits beyond the Date of Termination, provided that (1) such benefits were received by Executive prior to the Date of Termination and (2) such extension is customarily offered by Employer to its employees or is otherwise required by applicable law.

I.              Notice of Termination.  Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 4(A) hereof) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (1) indicate the specific termination provision in this Agreement relied upon; (2) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (3) contain any other information required by this Agreement.

J.             Effective Date of Termination.  For purposes of Section 3(F) and this Section 4, “Date of Termination” shall mean: (1) if Executive’s employment is terminated by providing written notice of termination pursuant to Section 1 hereof, as of December 31, 2007, or the December 31 immediately subsequent to the provision of such written notice of termination if such notice is provided after December 31, 2007; (2) if Executive’s employment is terminated by his death, the date of his death; (3) if Executive’s employment is terminated pursuant to Section 4(B) hereof, the termination date stated in the written notice sent by Employer after the expiration of six (6) consecutive months of Executive’s incapacity due to physical or mental illness, as set forth in Section 4(B) hereof (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such six (6) month period); (4) if Executive’s employment is terminated pursuant to Sections 4(C) or 4(D) hereof, the effective date of termination specified in the Notice of Termination is communicated to Executive pursuant to Section 4(I) hereof; (5) if Executive’s employment is terminated pursuant to Section 4(E) hereof, the effective termination date stated in the written notice received by Employer; or (6) if deemed terminated pursuant to Section 4(F) hereof, the date of such action which is deemed a termination of Executive by Employer.

5.             Termination of Employment Upon Change of Control.

A.            Certain Definitions.

i.              “Change of Control” shall mean:

(a)           The acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, any of the following that acquires beneficial ownership of voting securities of Employer, including shares acquired pursuant to the exercise of options or warrants, or conversion of preferred stock outstanding as of the date hereof: (i) CL Financial, Ltd., Angostura Ltd., or any of their affiliates; (ii) Employer, its affiliates or subsidiaries; (iii) V&S Vin & Spirit AB, its affiliates or subsidiaries, solely in connection with a transaction with Employer, its affiliates or subsidiaries approved by the Board of Directors; or (iv) any employee benefit plan of Employer, or its affiliates or subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of over 40% (in one or more transactions, in the aggregate) of either the then outstanding shares of common stock or the combined voting power of Employer’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b)           An election or appointment to the Board of Directors by virtue of which the individuals who immediately prior thereto constituted the Board of Directors (the “Incumbent Board”) no longer constitute at least a majority of the Board of Directors (other than an election or appointment of a director or directors precipitated by CL Financial, Ltd., Angostura Ltd., V&S Vin & Spirit AB, or any of their affiliates, or by the Board of Directors if at that time at least a majority are individuals who are directors on the date hereof), provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Employer, as such terms are used in Rule 14a-1 promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c)           Approval by the stockholders of Employer of: (i) a reorganization, merger or consolidation by reason of which persons who were the stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or (ii) a liquidation or dissolution of Employer or the sale of all or substantially all of the assets of Employer, whether such assets are held directly or indirectly (excluding the currently proposed joint ventures with affiliates of CL Financial, Ltd. and/or V&S Vin & Spirit AB, if such transactions constitute a sale of substantially all of the assets of Employer).

ii.             “Date of Termination,” for the purposes of this Section 5, means the date of receipt by Executive of a notice of termination of employment from Employer or any later date specified therein, or the date Executive delivers a letter of resignation to Employer.

iii.            The “Effective Date” shall be the date on which a Change of Control occurs.  Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with Employer is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

B.            Obligations of Employer upon Termination.  If within one (1) year following the Effective Date of a Change of Control, Executive’s employment is deemed terminated Without Cause within the two-year period immediately preceding the end of the Employment Period, then in addition to any amount payable under Section 4(G), Employer shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination to the extent not theretofore paid, an amount equal to (i) two times Executive’s then Base Salary, two times the then Base Bonus, and the benefits provided pursuant to Section 3(D), less (ii) the amount payable under Section 4(G) (except that Executive, at his option, may choose to continue to have he and his family covered, to the extent they are then covered, by Employer’s health plan in lieu of receiving a lump sum payment for that benefit, and Employer shall use reasonable efforts to cooperate in such event); provided, however, that if the amount calculated under this Section 5(B) is a negative number, Executive shall not be deemed to owe that amount to Employer.

C.            Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by Employer or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with Employer or any of its subsidiaries.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of Employer or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program; provided that the vesting schedules, if any, under all stock options held by Executive shall continue to run to the maximum extent permitted by applicable law.

D.            Interest.  Without limiting the rights of Executive at law or in equity, if Employer fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, Employer will pay interest on the amount or value thereof at any annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal.  Such interest will be payable as it accrues on demand.  Any change in such prime rate will be effective on and as of the date of such change.

6.             Confidentiality.

A.            In the course of his employment, Employer or any of its subsidiaries may disclose or make known to Executive, and Executive may be given access to or may become acquainted with, certain information, trade secrets or both, including but not limited to confidential information and trade secrets regarding tapes, computer programs, designs, skills, procedures, formulations, methods, documentation, drawings, facilities, customers, policies, marketing, pricing, customer lists and leads, and other information and know-how, all relating to or useful in Employer’s business or the business of its subsidiaries and/or affiliates (collectively, the “Information”), and which Employer considers proprietary, desires to maintain confidential and is not in the public domain.  During the Employment Period and at all times thereafter, Executive shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for Employer’s benefit as directed by Employer or except as required by applicable law or court process (but only after giving Employer written notice so that Employer may attempt to obtain a protective order), any of the Information which he may have acquired in the course of or as an incident to his employment by Employer, the parties agreeing that such information affects the successful and effective conduct of Employer’s business and its goodwill, and that any breach of the terms of this Section 6 is a material breach of this Agreement.

B.            All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, other written and graphic records, and the like (collectively, the “Materials”) affecting or relating to the business of Employer or of its subsidiaries and/or affiliates, which Executive shall prepare, use, construct, observe, possess or control shall be and remain Employer’s sole property or in Employer’s exclusive custody, and must not be removed from the premises of Employer except as directed by Employer’s Board of Directors in writing.  Promptly upon termination of the Agreement or Executive’s employment hereunder for any reason, or otherwise upon request of the Chief Executive Officer of Employer, the Information, the Materials and all copies thereof in the custody or control of Executive shall be delivered to Employer.

7.             Restrictive Covenant.

A.            During the Employment Period and, if Executive is terminated for Cause or if Executive terminates his employment pursuant to Sections 4(B), 4(E)(1) or 4(E)(4), for a period of two (2) years thereafter, Executive will not, directly or indirectly:

i.              engage in any trade or business in any capacity in the liquor industry, anywhere in the United States or such other country or countries in which Employer actively engages in its trade or business as of the Date of Termination (“Territory”);

ii.             become associated as a manager, supervisor, employee, consultant, advisor, control shareholder (either individually or as part of an affiliated group), or otherwise of any person, corporation or entity engaging in any capacity in the liquor industry anywhere in the Territory;

iii.            call upon any client or clients of Employer or any of its subsidiaries for the purpose of selling or soliciting for any person, corporation or entity, other than any of Employer or its subsidiaries, sales of any products, processes, or services in any capacity in the liquor industry within the Territory;

iv.            divert, solicit or take away any such client or clients of Employer or any of its subsidiaries for the purpose of selling any products or services in any capacity in the liquor industry; and service any contracts or accounts relating to any products or services in any capacity in the liquor industry for any person, corporation or entity other than Employer or any of its subsidiaries; or

v.             induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers or employees of Employer or any of its subsidiaries to terminate his or her employment with or to compete against Employer or any of its subsidiaries in any capacity in the liquor industry.

B.            During the Employment Period and, if Executive’s employment hereunder is terminated pursuant to Sections 4(D), 4(E)(2) or 4(F), for a period thereafter that is the lesser of (a) any additional periods with respect to which Executive continues to receive Base Salary, Base Bonus and the benefits described in Section 3(D) under this Agreement (e.g., Sections 4(G) and 5(B)), or (b) two (2) years after the Employment Period, Executive will not, directly or indirectly:

i.              engage in any trade or business directly competitive with that of any of Employer or any of its subsidiaries, anywhere within the Territory;

ii.             become associated as a manager, supervisor, employee, consultant, advisor, control shareholder (either individually or as part of an affiliated group), or otherwise of any person, corporation or entity engaging in any trade or business directly competitive with those of Employer or any of its subsidiaries anywhere in the Territory;

iii.            call upon any client or clients of Employer or any of its subsidiaries for the purpose of selling or soliciting for any person, corporation or entity, other than any of Employer or its subsidiaries, sales of any products, processes, or services directly competitive with any trade or business of Employer or any of its subsidiaries within the Territory;

iv.            divert, solicit or take away any such client or clients of Employer or any of its subsidiaries for the purpose of selling any products or services directly competitive with any trade or business of Employer or any of its subsidiaries; and service any contracts or accounts relating to any products or services directly competitive with any trade or business of Employer or any of its subsidiaries for any person, corporation or entity other than Employer or any of its subsidiaries; or

v.             induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers or employees of Employer or any of its subsidiaries to terminate his or her employment with or to directly compete against any trade or business of Employer or any of its subsidiaries.

C.            During the Employment Period and, if Executive’s employment hereunder is terminated effective as of the end of the Employment Period pursuant to Section 1, for a period of one (1) year thereafter, Executive will not, directly or indirectly:

i.              engage in any trade or business directly competitive with the production, importing or marketing of premium branded rum by Employer or any of its subsidiaries, anywhere within the Territory;

ii.             become associated as a manager, supervisor, employee, consultant, advisor, control shareholder (either individually or as part of an affiliated group), or otherwise of any person, corporation or entity engaging in any trade or business directly competitive with the production, importing or marketing of premium branded rum by Employer or any of its subsidiaries anywhere in the Territory;

iii.            call upon any client or clients of Employer or any of its subsidiaries for the purpose of selling or soliciting for any person, corporation or entity, other than any of Employer or its subsidiaries, sales of any products, processes, or services directly competitive with the production, importing or marketing of premium branded rum by Employer or any of its subsidiaries within the Territory;

iv.            divert, solicit or take away any such client or clients of Employer or any of its subsidiaries for the purpose of selling any products or services directly competitive with the production, importing or marketing of premium branded rum by Employer or any of its subsidiaries; and service any contracts or accounts relating to any products or services directly competitive with the production, importing or marketing of premium branded rum by Employer or any of its subsidiaries for any person, corporation or entity other than Employer or any of its subsidiaries; or

v.             induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers or employees of Employer or any of its subsidiaries to terminate his or her employment with or to directly compete against the production, importing or marketing of premium branded rum by Employer or any of its subsidiaries.

D.            Notwithstanding anything to the contrary in this Agreement, Executive shall not be precluded from owning less than five percent (5%) of the outstanding capital stock of any company whose stock is traded on an established stock exchange or quoted on Nasdaq.  Should any of the time periods or the geographic area set forth in this Section 7 be held to be unreasonable by any court of competent subject matter jurisdiction, the parties hereto agree to petition such court to reduce the time period or geographic area to the maximum permitted by governing law.

8.             Assignments.  No party shall assign his or its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement.

9.             Amendments.  The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

10.           Remedies.  If a party commits a material breach, or is about to commit a material breach, of any of the provisions of this Agreement, the other party shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching party and that the money damages will not provide an adequate remedy to the non-breaching party.  In addition, the non-breaching party may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained, by reason of such breach.

11.           Surrender of Books and Records.  Executive acknowledges that all lists, books, records, literature, products and any other materials owned by Employer or its subsidiaries or used by them in connection with the conduct of their business, shall at all times remain the property of Employer and its subsidiaries and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Executive will surrender to Employer and its subsidiaries all such lists, books, records, literature, products and other materials.

12.           Severability.  If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.  If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

13.           Notices.  All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Employer:	With a copy to:

Todhunter International, Inc.	Gunster, Yoakley & Stewart, P.A.
222 Lakeview Avenue	777 South Flagler Drive
Suite 1500	Suite 500 East
West Palm Beach, Florida 33401	West Palm Beach, Florida 33401
(561) 655-8977	(561) 650-0553
Fax: (561) 655-9718	Fax: (561) 655-5677
Attn: Jay S. Maltby	Attn: Michael V. Mitrione, Esq.

If to Employee:

Ousik Yu

Telephone:
Fax:

or to such other address as any party may designate by notice complying with the terms of this Section.  Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

14.           Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

15.           Waiver.  The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement.  Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement.  No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

16.           Governing Law.  This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

17.           Jurisdiction and Venue.  The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division.  Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

18.           Enforcement Costs.  If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled.  Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

19.           Entire Agreement.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties (including, without limitation, any and all prior employment agreements and all amendments thereto between Executive and Employer).

20.           No Mitigation Obligation.  Employer hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment following the Date of Termination.  Accordingly, the payment of the severance compensation by Employer to Executive in accordance with the terms of this Agreement is hereby acknowledged by Employer to be reasonable and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder, or otherwise.

21.           Survival.  The provisions of Sections 3B and 4 through 21 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

/s/	Ousik Yu
Ousik Yu, Executive

TODHUNTER INTERNATIONAL, INC.

By:/s/	Jay S. Maltby
Jay S. Maltby
Chief Executive Officer